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Kerry Moreland, Vice President, Sub-Saharan Africa and Asia-Pacific

Exploration and New Ventures

International Petroleum Technology Conference

March 23, 2021

INTRO

It’s great to be here today.

QUESTION 1

I’ve been at Exxon Mobil now for 15 years. I started off as a geoscientist, and I’ve had multiple roles across the upstream working exploration, development and production on projects that I would say both span the globe and the business life cycle. But I have witnessed a number of changes in industry over this time. I could certainly talk about all of the various advancements around technology. There’s been a lot, but I would say I think the one thing that stands out to me the most is the evolution truly of what people want out of a career long term. Career, stability a good paycheck. Opportunities to work on interesting projects. Those all still remain important, but people really want to make a difference. It’s bigger than just them. They want to make a positive contribution to society through the work they do each and every day. And I would say it’s important for us as leaders to show them this and how their work fits into that bigger picture, because that is what truly motivates and inspires them. If you look at the Asia Pacific region as an example, that sits in my current portfolio as you mentioned, and it’s an area that I would say sits right at the forefront of the dual energy challenge with both population and energy growth demand projected to be highest right here; my teams want to be part of that solution. They want to be part of the solution to the dual energy challenge. They want to help meet the need for energy and products to move society forward, but they also want to do it in a way that is environmentally responsible and that for me is certainly the biggest change that I’ve seen in the industry over my 15 years.

QUESTION 2

I’m fortunate to work with truly global teams. As you mentioned, I have Africa teams that are located in Europe and the United States and many venture office locations across Sub-Saharan Africa. And then my Asia Pacific team sits in Australia, India, Malaysia and Papua New Guinea. And you know, while the time zones don’t overlap well and they can make for really long days as you might expect, I truly believe that the diversity in thought and experience that comes with this – by having all of these unique global perspectives – ultimately leads us to make better business decisions as a company. So let me provide you with a recent example of this global collaboration with Exxon Mobil and how it really allows us to do better business. Recently, we embarked on a project to really prioritize new opportunities across the globe through what we call a global characterization study. Basically asking the questions of, ‘Where do we want to be next?’ ‘Where do we want to explore next?’ ‘Where could be that next big discovery that we’re looking for be?’ – given that we had to quickly react to the state of the industry last year as a result of COVID-19 and all of the associated budget cuts. As you know, it was important for us to really take this time to step back, generate new ideas, test paradigms. Prioritize these ideas against our existing portfolio, and really test and ensure that we were putting our efforts into working the best opportunities and to enhance collaboration across these multiple time zones. As I said, we basically developed a platform in ExxonMobil that will allow us to compare basins globally and assign characteristics. So think of available data, commodity type. Do we think it will be oil or gas, depositional environments, etc? And then, we can assign both positive and negative attributes for each basin in order to prioritize our efforts globally. And the teams are now stepping further beyond this to make it productive so that we can actually document those characteristics in a basin that becomes successful; so think of Guyana for example. And then use that to more easily identify areas that are underexplored out there that perhaps have similar attributes, and then by taking it another step further and automating parts of this process. Thinking of all the data mining, etc. We can allow more time really for that diverse thinking and knowledge sharing to find the next best opportunities and really where we want to focus our exploration. And I’ve seen the initial results; more to come. I’m very excited and I truly believe that it will allow us to see and act on the next big thing before others.

QUESTION 3

Yes, I mean the past year it’s been tough. It’s been tough for everyone. It’s been tough for people, the pandemic. It’s been challenging in so many ways, but I would say that it’s really been a spark for creativity. It’s been a spark for innovation and new ways of thinking and collaborating in ways in which we never thought were possible before. And I’ve been just so impressed with how much we’ve been able to achieve virtually throughout the pandemic. It’s really forced us and the rest of the world into a space where we just had to make it work. But I would say it’s likely permanently going to change the way we work and collaborate across the globe going forward for the better, which is important for us because we are a truly global company.

QUESTION 4

Yes, and I think that’s the exact right word – their complements - that’s the keyword. Just everyday are people; they manage, analyze and integrate really large datasets. But the technology is what helps make us more efficient and really minimize the human biases we all have. We all have biases, and I think ‘complements’ is the keyword because that technique, that technology that complements the skill sets of our employees, rather than competing with it or replacing it in any way. For example, at ExxonMobil we’ve developed technology to rapidly scan these very large 3D seismic datasets. Really hone in on areas that we want to focus on based on geophysical patterns and characteristics that really allow us to high grade areas for deeper analysis and then you input advancements in high performance computing and geophysical processing. They’ve allowed us to produce even more accurate images of the subsurface. But in the end – you know exploration – it always starts with the same thing, and that’s a new idea in the minds of our employees, and new ideas are truly the lifeblood of exploration. It’s the creativity and innovation of our people and their ability to fully leverage and integrate this technology with that new idea that fundamentally generates the value.

QUESTION 5

Sure, I think a keyword to add here is inclusion as well, so diversity and inclusion. They are critical to success in any business. And you know when people think about diversity I think most people immediately think about the physical aspects of it – so, people who look different than I do. All of those characteristics are extremely important, but there are also invisible aspects to diversity as well, such as the way that we think and the way that we problem solve.

QUESTION 6

The way that we problem solve, which all are essential to generate ideas and finding solutions, especially in exploration. And you know, I reflect back on an experience that I had very early on in my career that still stands out to me today. One that I would say certainly shaped me both professionally and personally. For one of my first assignments, the company sent me to the Asia Pacific region, specifically to Kuala Lumpur – where we should be all sitting at today and I wish we were. This was my first time traveling internationally and the assignment involved the rollout of a new technology that the company still uses today to interpret and build models of the subsurface. So I had the opportunity to spend six months living abroad as an early career geoscientist. And in this experience, it gave me a true appreciation for the value that diversity and inclusion once again bring to that decision-making process. I was able to see first-hand how being around people who were different than me, they made me listen differently. They made me listen more intently. It made me pick up on subtleties that I may have missed, otherwise. It made me be more cognizant that different perspectives could exist in the room, and fundamentally, it made me changed my behaviors for the better. And I think back often, time and time again on this experience, and how much I gained from it early in my career, despite me being there to teach them something new. I think I actually got a lot more out of it than they did. You know, it’s one of the things that I truly value the most about ExxonMobil, and that’s the opportunity to be part of truly global teams and leverage the diversity that comes with it. At ExxonMobil, we recruit globally from many disciplines. We don’t just hire people that only have backgrounds like you would think in petroleum engineering or petroleum geoscience. To give you an example, in exploration where the majority of our employees have earth science or geoscience degrees, we’ve hired staff that have academic backgrounds that can vary greatly from a traditional petroleum education. In fact, I started my studies as a meteorologist and I spent time as a tornado chaser before actually transitioning to geoscience, and others have studied landforms on Mars or ice cores in Antarctica. And while these backgrounds may not seem to directly relate to hydrocarbon exploration, it’s really this diversity of thought and ability to integrate and problem solve that we’re really looking to recruit. We make a conscious effort at ExxonMobil, and I make a conscious effort to build my teams to include new hires, different genders, different nationalities, experienced mentors because we really want to capture both physical and cognitive diversity, and it promotes unique viewpoints. It challenges each of us to think beyond our traditional frames of reference. And it’s important though, as I said before, to note that diversity doesn’t work alone. You must couple that with inclusion. All voices must be heard, and they must have a spot at the table to really reap that value. And the two together, they absolutely lead to greater innovation. They lead to better business solutions and I would say make us better equipped to navigate the complex and evolving global energy business as a whole.

QUESTION 7

I’m so glad that you asked about this and these are certainly areas that I’m really passionate about. The people and the relationships that are really necessary to be successful to do what we do. And you know, the work that we do to bring energy solutions to growing economies is dependent on collaboration. It’s dependent on collaboration with governments, collaboration with national oil companies, local communities and even collaboration within our own teams at ExxonMobil. But I think the key here is that we all share a common goal, and that’s to find resources that will materially contribute to society. But finding these resources, specifically in frontier areas that we talking about today, it’s getting even harder, right? It’s getting harder and harder these days, even with advancements in technology. And so there are two areas of collaboration that I really want to focus on today and throughout the talk. First, collaboration within our own teams at ExxonMobil and how we utilize diverse thinking to generate new ideas and concepts. And then second, the importance of collaboration with governments and partners in new areas. So let me touch on the second a bit more. An example of that right now is the work that ExxonMobil is doing in the Asia Pacific region. India, projected to become the world’s third largest economy by 2025 and the most populous nation by 2040, yet reliance on imports is increasing. And so ExxonMobil is currently evaluating India’s deepwater resource potential with ONGC through a memorandum of understanding that could help support this growing gas demand. And while there has been some success in deepwater India, we also recognize that India’s offshore is vastly underexplored. So, we start off with the questions. ‘Why is this area underexplored?’ ‘What have others not thought of?’ ‘What could make this work?’ ‘How can we build a team that is diverse enough to think about all of these?’ This collaboration with ONGC, I think, is really a great example of how bringing together two highly capable technical teams with very diverse backgrounds and ways of thinking and sharing insights can be mutually beneficial to making an investment decision. And as we know, investment and available capital to explore over the past year, it’s changed drastically for the industry. And so in my mind, it’s never been more important to really harness the innovation through our people and collaborations like the one that we have with ONGC before making the decision to enter into a new area. And I would say it’s still really early days, but we’re optimistic that we can apply our experiences from the successes we’ve had in Guyana and come up with new ideas here and identify new resources. It’s clear we know what success looks like and how to achieve it. But it takes time exploring new areas, or I would say even revisiting old areas, which will require fully leveraging the diverse thinking of our workforce and of our partnerships to achieve success.

QUESTION 8

Sure, you notice I get a really big smile on my face when we talk about Guyana and it’s actually one that I’m quite familiar with and I feel so fortunate to have been a part of. I had the unique opportunity to be the exploration manager for the Guyana-Surinam Basin at the time ExxonMobil made our first discovery in Guyana in 2015 and then ultimately to see it progress to first oil at the end of 2019. And I would say from a professional standpoint, it doesn’t get better than this, than being part of a team that used innovation and technology to make such a world class discovery in a frontier area. From a personal standpoint, it also allowed me to travel and see first-hand the impact that our work has had on this developing nation. Guyana is a success. It’s certainly re-energized exploration. It’s had a tremendous impact on high grading and growing our own industry-leading portfolio of development opportunities. But it’s really a great example of how challenging paradigms and leveraging new ideas, innovation, technology can lead to both a successful outcome from a business perspective, but also have a lasting impact on the social and economic development of an area.

QUESTION 9

Sure, a lot of lessons learned there by now. You know, let’s step back first and talk a bit about the exploration history of the Guyana Basin. What many don’t appreciate is that 61 unsuccessful wells were drilled offshore in the basin prior to the Liza One discovery in 2015, and ExxonMobil drilled some of those. And while ExxonMobil’s success has been very significant in recent years, our commitment to this area dates all the way back to 1938. Standard Oil actually conducted the early studies of the area in the late 1930s and early 1940s that consisted of onshore seismic lines, geochemical surveys, and searching for possible onshore oil seeps to understand whether we had a working hydrocarbon system here. Now, you fast forward a few years.

QUESTION 10

Exxon Mobil, we continued our original regional analysis in the 1990s, and we really made a point to bring together a team with diverse skill sets and backgrounds, and a unique understanding of the tectonic history and basin genetics of the area. And in the end, this work demonstrated that the Guyana Basin should have world class source rock potential and characteristics that would allow that source to be mature, well out into the basin. ‘But what were others missing here?’ I mean, that was the question we would continually ask. ‘Were they potentially just exploring in the wrong areas?’ And this led to ExxonMobil’s entry into the Stabroek Block in 1999. And I share with you the story today about our early successes in Guyana because it’s one about having patience and resilience to stay the course and not allowing what others couldn’t see be a deterrent. It’s about innovation. It’s about creativity. It’s about asking the questions, ‘What would it take to make this work?’ ‘What would we have to change in our assumptions?’ ‘What do we think we know about the basin for this to work?’ It’s about a unique hypothesis supported by a very strong, integrated technical story, but in the end it’s about people. It’s about people with the courage of conviction not to give up on it. That’s what it’s about. And so you fast forward to 2015, we made our first discovery at Liza One. We announced our 18th discovery for offshore Guyana in September of last year. Gross recoverable resources, or approximately 9 million oil equivalent barrels…now, and see I get so excited when I’m talking about this! Our exploration success rate here has been phenomenal. It’s greatly exceeded the industry average for both frontier and emerging plays, with still many exciting prospects to drill, which achieved first production less than five years after our first discovery. So that’s four years ahead of the industry average and in my mind, once again, another testament of how collaboration and information sharing across the full value chain has allowed us to not only find and produce hydrocarbons, but it’s also had a positive impact on the Guyanese people and economy in a matter of years. The Guyana project now employs almost 50% national workforce and we have used over 700 Guyanese vendors over the past few years. And it’s important to note that without this support and services locally, we certainly wouldn’t be where we’re at today, and seeing the positive impact this project has had on the people and economy of Guyana. It’s truly been a highlight of my career and it’s something I get really excited about.

QUESTION 11

I can’t give away all our secrets, right? But I could talk to you about a few things. ExxonMobil’s continued commitment to exploration in frontier areas is definitely demonstrated by our significant new acreage awards. I would say over the recent years, so since 2017, we’ve been awarded 37 new areas, so totaling over 95 million acres. That’s a lot of area to explore, and we’re really excited about that. One of the new areas that you may have recently heard about, Surinam, where we recently announced the discovery at the end of last year in a joint venture with Petronas. This discovery, it further strengthens ExxonMobil’s leading position in South America, but also builds upon our exploration success just nearby in the same basin in Guyana. And so what we can do now is fully leverage our deepwater expertise across the basin and advanced technology to continue to explore these frontier environments. Another area currently in my portfolio that I’m really excited about; that we’re really excited about…ExxonMobil is the Namibe Basin in offshore Angola. In 2020, we announced that we increased our offshore exploration position by nearly 4.4 million gross acres across three deepwater blocks in southern Angola. You know, Angola is a place where we have a long history. We’ve been in Angola for 28 years now, and once again, I think it’s a great example of building upon a successful history of exploration and production in an area where we have deep, well-established relationships. And the takeaway I want to leave you here with is that ExxonMobil continues to be active in frontier exploration, and we will continue to work with governments and resource owners to identify those areas with both the greatest resource potential and the greatest potential to deliver value.

QUESTION 12

It’s very important, very important. The one thing that is certainly a given in our business is depletion and decline of existing oil and gas supply. Overtime, now, you couple this with growing energy demand and substantial new investment in both oil and natural gas, it will be needed to replenish these resources. Global population is expected to grow. It’s expected to grow from 7 and a half billion to over 9 billion by 2040. And global GDP is expected to nearly double in that time frame. This growth, as we know, it will be concentrated in developing economies. Billions of people will see their incomes rise to middle class levels. So, let me speak to this relative to two regions that I’m quite familiar with: Asia Pacific and Africa. Asia Pacific, as I mentioned before, it’s right at the forefront of this dual energy challenge and right at the forefront of this population growth; alone it is projected to have the largest growth in the middle class, so nearly doubling between 2015 and 2030. Then you look at Africa. There are 1 billion people in Africa and nearly 600,000,000 are still without access to reliable energy. Well, why is this important, we ask? Well, over nearly the last three decades, we’ve seen increases in income, life expectancy and education across the globe. This increase in overall well-being. It starts with the basics, though. It starts with access to food, water and housing, then it moves to light and heat for homes and schools, access to medical treatment, transportation, and then finally to modern conveniences that many of us just simply take for granted today. Yet, there are still many people out there that are well below the global average on all metrics. And energy access for these people, it’s so critical so they can gain higher levels of education, higher income, improved living conditions and ultimately live longer lives. And it’s just clear to me that the resources that we find now and in the future are such a critical part of the energy mix that will fundamentally contribute to economic growth and advancement of living standards not only in Asia Pacific and Africa that I talk about, but across the globe.

QUESTION 13

Exploration, we believe, remains a critical part of this depletion demand equation that I just talked about. The IEA as you mentioned, it estimates that it will require $12 trillion in new investments to meet this need. But yet today we’re in a competitive capital environment. According to Wood Mackenzie, just last year IOCs announced $31 billion in total capital spending reductions and ExxonMobil was part of that. We announced the CapEx, OpEx reduction program in 2020. With that though, ExxonMobil’s commitment to exploration remains, and I think that’s apparent from our recent drilling activity in Guyana and Surinam that I talked about; the new exploration acreage that we have picked up that I talked about earlier. And it’s important to note that this commitment to exploration, we’ve talked a lot about frontier areas today, but it’s also in established areas – so it’s in-and-around existing facilities and projects that are already up-and-running. A prime example of the latter is right here in this region with the ExxonMobil-operated PNG LNG project in Papa New Guinea. It’s expected to have at least 30 years of life, but it will require additional natural gas resources to keep it full. And we are going to have to explore for those – and it’s important to note – through new opportunities. They must be able to compete or have the ability to high grade our existing global portfolio, and this requires us to take into consideration not only the subsurface, which I love as a geoscientist – so the rocks in the resource potential – but also the investment climate or the fiscals of each country. But it’s safe to say ExxonMobil is committed to explore today to supply the energy that we think is needed for tomorrow.

QUESTION 14

First off, just let me thank you for having me here today. As I mentioned at the top of our discussion, it’s really rewarding for me to come back to this region in my current capacity, at least virtually, knowing that this is where my international experience all began. I want the audience today to know just how proud we are of our people. We are proud of what we’ve accomplished and we are proud of the resilience that our employees have demonstrated over this past year despite the challenges; it’s been hard. And as leaders, I would say it’s perhaps more important today than ever to be engaged with our teams and our people to understand their concerns and really champion our successes together. Technology, we talked about that, it’s one very important aspect of a successful exploration program. But it’s really our people, and it’s how they come up with that new idea. It’s how they apply and integrate that technology that generates the value. We have been able to find resources that have been overlooked, which now has the potential to fundamentally change developing economies and their societies for the better. The other key takeaway is the dual energy challenge. The need to provide energy required to grow our economies while addressing the risk of climate change. It’s our biggest challenge and our exploration teams have a critical role to play in this space to find resources that will contribute to this energy mix to meet future demand.

OUTRO

Thanks. It’s been an absolute pleasure. I very much look forward to chatting again and hopefully it’s a time when we can have this conversation in person.

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